Exhibit 99.1

News Release

International Paper Reports Full-Year and Fourth Quarter 2020 Results

MEMPHIS, Tenn. – February 4, 2021 – International Paper (NYSE: IP) today reported full-year and fourth quarter 2020 financial results.

FULL-YEAR AND FOURTH QUARTER 2020 HIGHLIGHTS

•Full-year and fourth quarter net earnings (loss) attributable to International Paper of $482 million ($1.22 per diluted share) and $153 million ($0.39 per diluted share), respectively, compared with $1.2 billion ($3.07 per diluted share) for full-year 2019, $204 million ($0.52 per diluted share) in the third quarter of 2020 and $165 million ($0.42 per diluted share) in the fourth quarter of 2019
•Full-year and fourth quarter adjusted operating earnings* (non-GAAP) of $1.1 billion ($2.80 per diluted share) and $296 million ($0.75 per diluted share), respectively, compared with $1.8 billion ($4.43 per diluted share) for full-year 2019, $280 million ($0.71 per diluted share) in the third quarter of 2020 and $430 million ($1.09 per diluted share) in the fourth quarter of 2019
•Fourth quarter cash provided by operations of $789 million, bringing full-year 2020 to $3.1 billion compared with $3.6 billion for full-year 2019. Full-year 2020 free cash flow (non-GAAP) of $2.3 billion, compared with $2.3 billion for the full-year 2019
•Fourth quarter debt reduction of $611 million, bringing full-year 2020 to $1.7 billion

“Our performance while navigating through the impacts of the pandemic in 2020 reaffirms my admiration and appreciation for our employees and their on-going commitment to take care of each other and our customers,” said Mark Sutton, Chairman and Chief Executive Officer. “Above all, the health and safety of our employees remains our most important responsibility.”

Sutton added, “In terms of results, International Paper delivered solid earnings and outstanding cash generation in the fourth quarter and full-year 2020. Our performance demonstrates the strength and resilience of our employees, our diverse customer base and our world-class manufacturing and supply chain capabilities. In 2020, we returned $800 million to shareholders and reduced debt by $1.7 billion to enhance our financial strength, while continuing to strengthen our packaging business through targeted investments. As we enter 2021, we anticipate continued strong demand for corrugated packaging and pulp and are poised to grow earnings, as we take actions to build a better IP and accelerate value creation for our customers and shareholders.”

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	Fourth Quarter 2020	Third Quarter 2020	Fourth Quarter 2019	Full-Year 2020	Full-Year 2019
Net Earnings (Loss) Attributable to International Paper	$0.39	$0.52	$0.42	$1.22	$3.07
Add Back – Non-Operating Pension Expense (Income)	(0.02)	(0.02)	0.02	(0.08)	0.07
Add Back – Net Special Items Expense (Income)	0.38	0.21	0.65	1.66	1.29
Adjusted Operating Earnings*	$0.75	$0.71	$1.09	$2.80	$4.43

*    Adjusted operating earnings (non-GAAP) is defined as net earnings attributable to International Paper Company (GAAP) excluding net special items and non-operating pension expense (income). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. For discussion of net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items and Consolidated Statement of Operations and related notes included later in this release.

Select Financial Measures

(In millions)	Fourth Quarter 2020	Third Quarter 2020	Fourth Quarter 2019	Full-Year 2020	Full-Year 2019
Net Sales	$5,239	$5,123	$5,498	$20,580	$22,376
Net Earnings (Loss) Attributable to International Paper	153	204	165	482	1,225
Business Segment Operating Profit	397	473	669	1,810	2,599
Adjusted Operating Earnings	296	280	430	1,107	1,768
Cash Provided By (Used For) Operations	789	735	928	3,063	3,610
Free Cash Flow*	695	616	565	2,312	2,334

*    Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operations, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses and is calculated as set forth in footnote (i) below under "Sales and Earnings by Business Segment." Full-year and fourth quarter 2020 net sales by business segment and operating profit (loss) by business segment compared with full-year 2019, the third quarter of 2020 and the fourth quarter of 2019 are as follows:
Business Segment Results

(In millions)	Fourth Quarter 2020	Third Quarter 2020	Fourth Quarter 2019	Full-Year 2020	Full-Year 2019
Net Sales by Business Segment
Industrial Packaging	$3,813	$3,768	$3,810	$15,033	$15,326
Global Cellulose Fibers	582	564	577	2,319	2,551
Printing Papers	802	743	1,067	3,036	4,291
Corporate and Inter-segment Sales	42	48	44	192	208
Net Sales	$5,239	$5,123	$5,498	$20,580	$22,376
Operating Profit (Loss) by Business Segment
Industrial Packaging	$431	$469	$605	$1,819	$2,076
Global Cellulose Fibers	(114)	(59)	(45)	(237)	(6)
Printing Papers	80	63	109	228	529
Total Business Segment Operating Profit	$397	$473	$669	$1,810	$2,599
Industrial Packaging operating profits (losses) in the fourth quarter of 2020 were $431 million compared with $469 million in the third quarter of 2020. In North America, earnings decreased as higher sales volumes for boxes and lower planned maintenance outage expenses were more than offset by increased operating, distribution and input costs. In Europe, earnings increased driven by higher sales volumes, reflecting seasonality in Morocco and continued COVID-19 pandemic related demand recovery in all regions. Average sales margins increased, primarily driven by continued improvement in Turkey. Operating costs were higher.
Global Cellulose Fibers operating profits (losses) in the fourth quarter of 2020 were $(114) million compared with $(59) million in the third quarter of 2020. The fourth quarter was impacted by seasonally higher operating costs and higher planned maintenance outage expenses, partially offset by lower economic downtime. Average sales prices were lower. Operating costs were negatively impacted by the non-repeat of favorable one-time items in the third quarter of 2020.
Printing Papers operating profits (losses) in the fourth quarter of 2020 were $80 million compared with $63 million in the third quarter of 2020. In North America, earnings decreased driven by seasonally higher operating costs and higher input costs, partially offset by lower economic downtime and higher sales volumes reflecting continued improvement from the negative demand impact of the COVID-19 pandemic. Average sales margins were slightly lower, reflecting an unfavorable mix. Planned maintenance outage expenses were lower. In Brazil, earnings increased due to higher sales volumes and lower economic downtime reflecting seasonality and continued recovery from the negative demand impacts of the COVID-19 pandemic. Average sales margins improved driven by a favorable geographic mix. In Europe and Russia, earnings improved driven by higher sales volumes, lower economic downtime and lower planned maintenance outage expenses, partially offset by higher operating costs.

EQUITY METHOD INVESTMENTS
Ilim joint venture equity earnings (loss) were $53 million in the fourth quarter of 2020 compared with $(33) million in the third quarter of 2020. Operationally, earnings improved driven by higher export sales prices for softwood pulp and containerboard. Sales volumes increased, reflecting higher production volumes compared with the third quarter of 2020 which was impacted by maintenance outages. The Company recognized a non-cash after-tax foreign exchange gain of $22 million in the fourth quarter of 2020 ($0.05 per diluted share), compared with a loss of $55 million in the third quarter of 2020 ($0.14 per diluted share), primarily due to Ilim's U.S. dollar denominated net debt.

Graphic Packaging equity earnings on our 15.0% ownership position were $11 million in both the fourth and third quarters of 2020.

CORPORATE EXPENSES
Corporate expenses (income) were $(16) million for the fourth quarter of 2020, compared with $(20) million in the third quarter of 2020.

EFFECTIVE TAX RATE
The reported effective tax rate for the fourth quarter of 2020 was 28%, compared to a 2020 third quarter effective tax rate of 18%. The reported effective tax rate in the fourth quarter is higher due to tax expense related to a non-deductible impairment of our EMEA Packaging business in Turkey, which is offset by a tax benefit related to the closure of the 2013-2014 IRS audit. The reported effective tax rate in the third quarter reflects tax benefits recognized after the finalization of the 2019 U.S. Federal income tax return. The tax benefits recorded in the third quarter are primarily related to increased U.S. research and development tax credits and lower than estimated U.S. income taxes on foreign earnings.
Excluding net special items and non-operating pension expense, the operational effective tax rate for the fourth quarter of 2020 was 26%, compared with 19% for the third quarter of 2020. The operational effective tax rate is lower in the third quarter as a result of tax benefits recognized after the finalization of the 2019 U.S. Federal income tax return. The tax benefits recorded in the third quarter are primarily related to increased U.S. research and development tax credits and lower than estimated U.S. income taxes on foreign earnings.

EFFECTS OF NET SPECIAL ITEMS
Net special items in the fourth quarter of 2020 amount to a net after-tax charge of $151 million ($0.38 per diluted share) compared with $83 million ($0.21 per diluted share) in the third quarter of 2020 and $258 million ($0.65 per diluted share) in the fourth quarter of 2019. Net special items in all periods include the following charges (gains):

	Fourth Quarter 2020		Third Quarter 2020		Fourth Quarter 2019
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Debt extinguishment costs	$65	$49	$105	$79	$21	$16
EMEA Packaging business optimization	—	—	—	—	15	12
Other	(1)	(1)	—	—	—	—
Total restructuring and other charges, net	64	48	105	79	36	28
EMEA Packaging impairment - Turkey	123	123	—	—	—	—
Printing Papers spin-off	9	8	—	—	—	—
Environmental remediation reserve adjustment	—	—	7	6	10	8
Global Cellulose Fibers goodwill impairment	—	—	—	—	52	42
Litigation reserves	—	—	—	—	19	14
Abandoned property removal	—	—	—	—	15	12
India transaction	—	—	—	—	5	4
Brazil Packaging transaction	—	—	(4)	(2)	—	—
Foreign value-added tax refund accrual	—	—	—	—	(6)	(4)
Other	5	4	1	—	5	4
Tax benefit related to settlement of tax audits	—	(32)	—	—	—	—
Foreign deferred tax valuation allowance	—	—	—	—	—	203
Tax expense (benefit) related to internal investment restructuring	—	—	—	—	—	(53)
Total net special items	$201	$151	$109	$83	$136	$258

EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Performance tab and going to the Presentations and Events/Webcasts page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper fourth quarter and full-year earnings call. The conference ID number is 2795152. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 or (800) 585-8367, and when prompted for the conference ID, enter 2795152.

About International Paper
International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa and Russia. We produce corrugated packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; and papers that facilitate education and communication. We are headquartered in Memphis, Tenn., employ approximately 48,000 colleagues and serve more than 25,000 customers in 150 countries. Net sales for 2020 were $21 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com.

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) developments related to the COVID-19 pandemic, including the severity, magnitude and duration of the pandemic, the development, availability and effectiveness of treatments and vaccines, negative global economic conditions arising from the pandemic, impacts of governments' responses to the pandemic on our operations, impacts of the pandemic on commercial activity, our customers and business partners and consumer preferences and demand, supply chain disruptions, and disruptions in the credit or financial markets; (ii) the level of indebtedness and changes in interest rates; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition International Paper faces, cyclicality and changes in consumer preferences, demand and pricing for International Paper products (including changes resulting from the COVID-19 pandemic); (iv) domestic and global economic conditions and political changes, changes in currency exchange rates, trade protectionist policies, downgrades in International Paper’s credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations, (v) the amount of International Paper’s future pension funding obligations, and pension and health care costs; (vi) unanticipated expenditures or other adverse developments related to the cost of compliance with existing and new environmental, tax, labor and employment, privacy, and other U.S. and non-U.S. governmental laws and regulations (including new legal requirements arising from the COVID-19 pandemic); (vii) any material disruption at any of International Paper's manufacturing facilities due to severe weather, natural disasters or other causes (including as the result of the COVID-19 pandemic); (viii) risks inherent in conducting business through joint ventures; (ix) International Paper’s ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures and other corporate transactions, (x) information technology risks, and (xi) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters, (xii) the receipt of regulatory approvals relating to the spinoff transaction without unexpected delays or conditions; (xiii) International Paper’s ability to successfully separate the SpinCo business and realize the anticipated benefits of the spinoff transaction; (xiv) the ability to satisfy any necessary conditions to consummate the spinoff transaction within the estimated timeframes or at all; and (xv) the final terms and conditions of any spinoff transaction, including the amount of any dividend by SpinCo to International Paper and the terms of any ongoing commercial agreements and arrangements between International Paper and SpinCo following any such transaction, the costs of any such transaction, the nature and amount of indebtedness incurred by SpinCo, the qualification of the spin-off transaction as a tax-free transaction for U.S. federal income tax purposes (including whether an IRS ruling will be obtained), diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties, and the impact of any such transaction on the businesses of International Paper and SpinCo and the relationship between the two companies following any such transaction. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in International Paper’s press releases and U.S. Securities and Exchange Commission filings. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###
Contacts:
Media: Thomas J. Ryan, 901-419-4333; Investors: Guillermo Gutierrez; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2020		2019		2020		2020		2019
Net Sales	$5,239		$5,498		$5,123		$20,580		$22,376
Costs and Expenses
Cost of products sold	3,659	(a)	3,666	(i)	3,541	(a)	14,373	(a)	15,268	(i)
Selling and administrative expenses	410	(b)	445	(j)	360	(b)	1,520	(b)	1,647	(j)
Depreciation, amortization and cost of timber harvested	332		343	(k)	320		1,287	(c)	1,306	(k)
Distribution expenses	402		392		377		1,551		1,560
Taxes other than payroll and income taxes	42		42		44		171		170
Restructuring and other charges, net	64	(d)	36	(l)	105	(d)	195	(d)	57	(l)
Net (gains) losses on sales and impairments of businesses	118	(e)	52	(m)	(5)	(e)	465	(e)	205	(m)
Net (gains) losses on sales of equity method investments	—		—		(2)		(35)	(f)	—
Antitrust fines	—		—		—		—		32	(n)
Interest expense, net	99		113	(o)	112	(g)	444	(g)	491	(o)
Non-operating pension expense (income)	(10)		9		(11)		(41)		36
Earnings (Loss) Before Income Taxes and Equity Earnings	123		400		282		650		1,604
Income tax provision (benefit)	34	(h)	263	(p)	50		245	(h)	634	(p)
Equity earnings (loss), net of taxes	64		29		(28)		77		250
Net Earnings (Loss)	153		166		204		482		1,220
Less: Net earnings (loss) attributable to noncontrolling interests	—		1		—		—		(5)	(q)
Net Earnings (Loss) Attributable to International Paper Company	$153		$165		$204		$482		$1,225
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Net earnings (loss)	$0.39		$0.42		$0.52		$1.23		$3.10
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Net earnings (loss)	$0.39		$0.42		$0.52		$1.22		$3.07
Average Shares of Common Stock Outstanding - Diluted	395.9		395.6		394.6		395.7		398.8

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes pre-tax charges of $7 million ($6 million after taxes) and $48 million ($37 million after taxes) for the three months ended September 30, 2020 and the twelve months ended December 31, 2020, respectively, for environmental remediation reserve adjustments, a pre-tax charge of $43 million ($33 million after taxes) for the twelve months ended December 31, 2020 for an asbestos litigation reserve adjustment, a pre-tax charge of $14 million ($11 million after taxes) for the twelve months ended December 31, 2020 for the removal of abandoned property at our mills, a net charge of $11 million (before and after taxes) for the twelve months ended December 31, 2020 associated with our investment in India, pre-tax income of $2 million ($1 million after taxes) for the twelve months ended December 31, 2020 for the accrual of a foreign value-added tax refund and a pre-tax charge of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2020 for other costs.
(b)	Includes a pre-tax charge of $9 million ($8 million after taxes) for the three months and twelve months ended December 31, 2020 for costs associated with the announced spin-off of our Printing Papers business and pre-tax charges of $5 million ($4 million after taxes), $3 million ($2 million after taxes) and $8 million ($6 million after taxes) for the three months ended December 31, 2020 and September 30, 2020 and the twelve months ended December 31, 2020, respectively, for other costs.
(c)	Includes a charge of $1 million (before and after taxes) for the twelve months ended December 31, 2020 for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(d)	Includes pre-tax charges of $65 million ($49 million after taxes), $105 million ($79 million after taxes) and $196 million ($147 million after taxes) for the three months ended December 31, 2020 and September 30, 2020 and the twelve months ended December 31, 2020, respectively, for debt extinguishment costs and income of $1 million (before and after taxes) for the three months and twelve months ended December 31, 2020 for other items.

(e)	Includes a loss of $123 million (before and after taxes) for the three months and twelve months ended December 31, 2020 related to the foreign cumulative translation adjustment resulting from the classification of the assets and liabilities of our EMEA Packaging business in Turkey as held for sale, a pre-tax gain of $6 million ($4 million after taxes) and a pre-tax loss of $19 million ($12 million after taxes) for the three months ended September 30, 2020 and the twelve months ended December 31, 2020, respectively, for the impairment of the net assets of our Brazil Packaging business, losses of $2 million (before and after taxes) and $329 million (before and after taxes) for the three months ended September 30, 2020 and the twelve months ended December 31, 2020, respectively, related to the foreign cumulative translation adjustment resulting from the classification of the assets and liabilities of our Brazil Packaging business as held for sale and pre-tax gains of $5 million ($4 million after taxes), $1 million (before and after taxes) and $6 million ($5 million after taxes) for the three months ended December 31, 2020 and September 30, 2020 and the twelve months ended December 31, 2020, respectively, for other items.

(f)	Includes a pre-tax gain of $33 million ($25 million after taxes) for the twelve months ended December 31, 2020 related to the monetization of approximately 19% of our equity investment in Graphic Packaging.

(g)	Includes income of $1 million (before and after taxes) for the twelve months ended December 31, 2020 for interest income associated with the accrual of a foreign value-added tax refund and income of $1 million (before and after taxes) for the three months ended September 30, 2020 and the twelve months ended December 31, 2020 for other interest income.

(h)	Includes a tax benefit of $32 million for the three months and twelve months ended December 31, 2020 related to the settlement of tax audits.

(i)	Includes pre-tax charges of $15 million ($12 million after taxes) and $50 million ($38 million after taxes) for the three months and twelve months ended December 31, 2019, respectively, for the removal of abandoned property at our mills, pre-tax charges of $19 million ($14 million after taxes) and $41 million ($31 million after taxes) for the three months and twelve months ended December 31, 2019, respectively, for litigation reserves, pre-tax charges of $10 million ($8 million after taxes) and $25 million ($19 million after taxes) for the three months and twelve months ended December 31, 2019, respectively, for environmental remediation reserve adjustments, a charge of $3 million (before and after taxes) for the three months and twelve months ended December 31, 2019 for the fair value adjustment of our remaining investment in India, pre-tax income of $3 million ($2 million after taxes) for the three months and twelve months ended December 31, 2019 for the accrual of a foreign value-added tax refund, a charge of $2 million (before and after taxes) for the three months and twelve months ended December 31, 2019 for the write-off of inventory related to the optimization of our EMEA Packaging business, a pre-tax charge of $9 million ($6 million after taxes) for the twelve months ended December 31, 2019 for costs associated with a multi-employer pension plan exit liability and a pre-tax gain of $9 million ($7 million after taxes) for the twelve months ended December 31, 2019 for the sale of a previously closed Oregon mill site.

(j)	Includes a pre-tax charge of $3 million ($2 million after taxes) for the three months and twelve months ended December 31, 2019 for transaction costs associated with the divestiture of our India Papers business.

(k)	Includes a pre-tax charge of $2 million ($1 million after taxes) and $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2019, respectively, for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production.

(l)	Includes a pre-tax charge of $21 million ($16 million after taxes) for the three months and twelve months ended December 31, 2019 for debt extinguishment costs, a pre-tax charge of $15 million ($12 million after taxes) for the three months and twelve months ended December 31, 2019 primarily for severance related to the optimization of our EMEA Packaging business and a pre-tax charge of $21 million ($16 million after taxes) for the twelve months ended December 31, 2019 related to an overhead cost reduction initiative.

(m)	Includes a pre-tax loss of $52 million ($42 million after taxes) for the three months and twelve months ended December 31, 2019 related to the impairment of goodwill in our Global Cellulose Fibers business, a loss of $97 million (before and after taxes) for the twelve months ended December 31, 2019 related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our India Papers business as held for sale, a gain of $1 million (before and after taxes) and a pre-tax loss of $62 million ($60 million after taxes) for the three months and twelve months ended December 31, 2019, respectively, for the impairment of the net assets of our India Papers business and a loss of $1 million (before and after taxes) and a pre-tax gain of $6 million ($5 million after taxes) for the three months and twelve months ended December 31, 2019, respectively, related to the sale of a box plant in our EMEA Packaging business.

(n)	Includes a charge of $32 million (before and after taxes) for the twelve months ended December 31, 2019 related to an Italian antitrust fine.

(o)	Includes pre-tax income of $3 million ($2 million after taxes) for the three months and twelve months ended December 31, 2019 for interest income associated with the accrual of a foreign value-added tax refund and a charge of $1 million (before and after taxes) for the twelve months ended December 31, 2019 for interest expense associated with foreign tax audits.

(p)	Includes tax expense of $203 million for the three months and twelve months ended December 31, 2019 related to a foreign deferred tax valuation allowance, a tax benefit of $53 million for the three months and twelve months ended December 31, 2019 related to an internal investment restructuring, tax expense of $9 million for the twelve months ended December 31, 2019 related to a tax rate change in Luxembourg, tax expense of $3 million for the twelve months ended December 31, 2019 related to foreign tax audits and a tax benefit of $3 million for the twelve months ended December 31, 2019 related to state income tax legislative changes.

(q)	Includes the allocation of loss to noncontrolling interest of $9 million (before and after taxes) for the twelve months ended December 31, 2019 associated with the impairment of the net assets of our India Papers business.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2020	2019	2020	2020	2019
Net Earnings (Loss) Attributable to International Paper Company	$153	$165	$204	$482	$1,225
Add back: Non-operating pension expense (income)	(8)	7	(7)	(31)	28
Add back: Net special items expense (income)	151	258	83	656	515
Adjusted Operating Earnings	$296	$430	$280	$1,107	$1,768

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2020	2019	2020	2020	2019
Diluted Earnings per Common Share as Reported	$0.39	$0.42	$0.52	$1.22	$3.07
Add back: Non-operating pension expense (income)	(0.02)	0.02	(0.02)	(0.08)	0.07
Add back: Net special items expense (income)	0.38	0.65	0.21	1.66	1.29
Adjusted Operating Earnings per Share	$0.75	$1.09	$0.71	$2.80	$4.43
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of non-operating pension expense (income) and items considered by management to be unusual (net special items) as reflected in the Consolidated Statement of Operations and related notes included in this release from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. The Company believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) attributable to International Paper is the most directly comparable GAAP measure.

Since diluted earnings per share are computed independently for each period, twelve-month per share amounts may not equal the sum of respective quarters.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2020		2019		2020		2020		2019
Industrial Packaging	$3,813		$3,810		$3,768		$15,033		$15,326
Global Cellulose Fibers	582		577		564		2,319		2,551
Printing Papers	802		1,067		743		3,036		4,291
Corporate and Inter-segment Sales	42		44		48		192		208
Net Sales	$5,239		$5,498		$5,123		$20,580		$22,376
Operating Profit by Business Segment
	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2020		2019		2020		2020		2019
Industrial Packaging	$431		$605		$469		$1,819		$2,076
Global Cellulose Fibers	(114)		(45)		(59)		(237)		(6)
Printing Papers	80		109		63		228		529
Total Business Segment Operating Profit	$397		$669		$473		$1,810		$2,599

Earnings (Loss) Before Income Taxes and Equity Earnings	$123		$400		$282		$650		$1,604
Interest expense, net	99		113	(d)	112	(a)	444	(a)	491	(d)
Noncontrolling interest adjustment (h)	—		(1)		—		—		3	(e)
Corporate expenses, net	(16)		9		(20)		(7)		54
Corporate net special items	79	(b)	56	(f)	108	(b)	274	(b)	104	(f)
Business net special items	122	(c)	83	(g)	2	(c)	490	(c)	307	(g)
Non-operating pension expense (income)	(10)		9		(11)		(41)		36
Business Segment Operating Profit (i)	$397		$669		$473		$1,810		$2,599
Equity Earnings (Loss) in Ilim S.A., Net of Taxes	$53		$21		$(33)		$48		$207
Equity Earnings (Loss) in Graphic Packaging International Partners, LLC	$11		$9		$11		$40		$46

(a)	Includes income of $1 million for the twelve months ended December 31, 2020 for interest income associated with the accrual of a foreign value-added tax refund and income of $1 million for the three months ended September 30, 2020 and the twelve months ended December 31, 2020 for other interest income.

(b)	Includes charges of $65 million, $105 million and $196 million for the three months ended December 31, 2020 and September 30, 2020 and the twelve months ended December 31, 2020, respectively, for debt extinguishment costs, a charge of $9 million for the three months and twelve months ended December 31, 2020 for costs associated with the announced spin-off of our Printing Papers business, a charge of $43 million for the twelve months ended December 31, 2020 for an asbestos litigation reserve adjustment, a charge of $41 million for the twelve months ended December 31, 2020 for an environmental remediation reserve adjustment, a net charge of $11 million for the twelve months ended December 31, 2020 associated with of our investment in India, a gain of $33 million for the twelve months ended December 31, 2020 related to the monetization of approximately 19% of our equity investment in Graphic Packaging, income of $1 million for the twelve months ended December 31, 2020 related to the impairment of the net assets of our Brazil Packaging business and charges of $5 million, $3 million and $8 million for the three months ended December 31, 2020 and September 30, 2020 and the twelve months ended December 31, 2020, respectively, for other costs.

(c)	Related to Industrial Packaging, includes a loss of $123 million for the three months and twelve months ended December 31, 2020 related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our EMEA Packaging business in Turkey as held for sale, a gain of $6 million and a loss of $20 million for the three months ended September 30, 2020 and the twelve months ended December 31, 2020, respectively, for the impairment of the net assets of our Brazil Packaging business, losses of $2 million and $329 million for the three months ended September 30, 2020 and the twelve months ended December 31, 2020, respectively, related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our Brazil Packaging business as held for sale, charges of $9 million for the twelve months ended December 31, 2020 for the removal of abandoned property at our mills, income of $2 million for the twelve months ended December 31, 2020 for the accrual of a foreign value-added tax refund and income of $5 million, a charge of $1 million and income of $4 million for the three months ended December 31, 2020 and September 30, 2020 and the twelve months ended December 31, 2020, respectively, for other items.

Related to Global Cellulose Fibers, includes a charge of $5 million for the twelve months ended December 31, 2020 for the removal of abandoned property at our mills.
Related to Printing Papers, includes a charge of $7 million for the three months ended September 30, 2020 and the twelve months ended December 31, 2020 for an environmental remediation reserve adjustment, a charge of $1 million for the twelve months ended December 31, 2020 for the accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production and a charge of $4 million, income of $2 million and a charge of $2 million for the three months ended December 31, 2020 and September 30, 2020 and the twelve months ended December 31, 2020, respectively, for other items.

(d)	Includes income of $3 million for the three months and twelve months ended December 31, 2019 for interest income associated with the accrual of a foreign value-added tax refund and a charge of $1 million for the twelve months ended December 31, 2019 for interest expense associated with foreign tax audits.

(e)	Includes the allocation of loss to noncontrolling interest of $9 million for the twelve months ended December 31, 2019 associated with the impairment of the net assets of our India Papers business.

(f)	Includes charges of $19 million and $41 million for the three months and twelve months ended December 31, 2019, respectively, for litigation reserves, charges of $10 million and $25 million for the three months and twelve months ended December 31, 2019, respectively, for environmental remediation reserve adjustments, a charge of $3 million for the three months and twelve months ended December 31, 2019 for the fair value adjustment of our remaining investment in India, a charge of $3 million for the three months and twelve months ended December 31, 2019 for the transaction costs associated with the divestiture of our India Papers business, a charge of $21 million for the three months and twelve months ended December 31, 2019 for debt extinguishment costs and a charge of $11 million for the twelve months ended December 31, 2019 related to an overhead cost reduction initiative.

(g)	Related to Industrial Packaging, includes charges of $10 million and $35 million for the three months and twelve months ended December 31, 2019, respectively, for the removal of abandoned property at our mills, a charge of $9 million for the twelve months ended December 31, 2019 for costs associated with a multi-employer pension plan exit liability, a gain of $9 million for the twelve months ended December 31, 2019 for the sale of a previously closed Oregon mill site, a charge of $32 million for the twelve months ended December 31, 2019 related to an Italian antitrust fine, a loss of $1 million for the three months ended December 31, 2019 and a gain of $6 million for the twelve months ended December 31, 2019 related to the sale of a box plant in our EMEA Packaging business and a charge of $17 million for the three months and twelve months ended December 31, 2019 related to the optimization of our EMEA Packaging business.

Related to Global Cellulose Fibers, includes charges of $4 million and $12 million for the three months and twelve months ended December 31, 2019, respectively, for the removal of abandoned property at our mills, a charge of $4 million for the twelve months ended December 31, 2019 related to an overhead cost reduction initiative and a charge of $52 million for the three months and twelve months ended December 31, 2019 related to the impairment of goodwill.

Related to Printing Papers, includes a loss of $97 million for the twelve months ended December 31, 2019 related to the foreign currency cumulative translation adjustment resulting from the classification of the assets and liabilities of our India Papers business as held for sale, a gain of $1 million and a loss of $62 million for the three months and the twelve months ended December 31, 2019, respectively, partially offset by the allocation of loss to noncontrolling interest of $9 million for the twelve months ended December 31, 2019 for the impairment of the net assets of our India Papers business, a charge of $2 million and $5 million for the three months and twelve months ended December 31, 2019, respectively, for accelerated depreciation associated with the announced conversion of a paper machine at our Riverdale mill to containerboard production, charges of $1 million and $3 million for the three months and twelve months ended December 31, 2019, respectively, for the removal of abandoned property at our mills, a charge of $6 million for the twelve months ended December 31, 2019 related to an overhead cost reduction initiative and income of $3 million for the three months and twelve months ended December 31, 2019 for the accrual of a foreign value-added tax refund.

(h)	Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest for these subsidiaries is adjusted here to present consolidated earnings before income taxes and equity earnings.
(i)	As set forth in the chart above, business segment operating profit is defined as earnings (loss) before income taxes and equity earnings, but including the impact of noncontrolling interests, and excluding interest expense, net, corporate expenses, net, corporate net special items, business net special items and non-operating pension expense. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2020	2019	2020	2020	2019
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (b)	2,771	2,644	2,705	10,671	10,454
Containerboard	727	769	760	3,097	2,909
Recycling	551	598	541	2,181	2,388
Saturated Kraft	35	34	36	158	174
Gypsum /Release Kraft	55	50	50	209	199
Bleached Kraft	8	5	7	30	22
EMEA Packaging (b)	437	414	374	1,627	1,538
Brazilian Packaging (b)	—	94	98	271	366
European Coated Paperboard	103	105	102	411	417
Industrial Packaging	4,687	4,713	4,673	18,655	18,467
Global Cellulose Fibers (In thousands of metric tons) (c)	924	895	886	3,676	3,501
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	341	459	336	1,339	1,799
European & Russian Uncoated Papers	320	383	298	1,249	1,456
Brazilian Uncoated Papers	312	344	208	910	1,172
Indian Uncoated Papers	—	23	—	—	206
Printing Papers	973	1,209	842	3,498	4,633

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

(c)	Includes North American, European and Brazilian volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	December 31, 2020	December 31, 2019
Assets
Current Assets
Cash and Temporary Investments	$595	$511
Accounts and Notes Receivable, Net	3,064	3,280
Contract Assets	355	393
Inventories	2,050	2,208
Current Financial Assets of Variable Interest Entities	4,850	—
Assets Held for Sale	138	—
Other	184	247
Total Current Assets	11,236	6,639
Plants, Properties and Equipment, Net	12,217	13,004
Forestlands	311	391
Investments	1,178	1,721
Long-Term Financial Assets of Variable Interest Entities	2,257	7,088
Goodwill	3,315	3,347
Right of Use Assets	459	434
Deferred Charges and Other Assets	745	847
Total Assets	$31,718	$33,471
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$29	$168
Current Nonrecourse Financial Liabilities of Variable Interest Entities	4,220	4,220
Accounts Payable and Other Current Liabilities	3,854	4,258
Liabilities Held for Sale	181	—
Total Current Liabilities	8,284	8,646
Long-Term Debt	8,064	9,597
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,092	2,085
Deferred Income Taxes	2,743	2,633
Pension Benefit Obligation	1,055	1,578
Postretirement and Postemployment Benefit Obligation	251	270
Long-Term Lease Obligations	315	304
Other Liabilities	1,046	640
Equity
Invested Capital, Net of Treasury Stock	(216)	(695)
Retained Earnings	8,070	8,408
Total International Paper Shareholders’ Equity	7,854	7,713
Noncontrolling interests	14	5
Total Equity	7,868	7,718
Total Liabilities and Equity	$31,718	$33,471

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Twelve Months Ended December 31,
	2020	2019
Operating Activities
Net earnings (loss)	$482	$1,220
Depreciation, amortization and cost of timber harvested	1,287	1,306
Deferred income tax expense (benefit), net	9	212
Restructuring and other charges, net	195	57
Net (gains) losses on sales and impairments of businesses	465	205
Net (gains) losses on sales of equity method investments	(35)	—
Antitrust fines	—	32
Equity method dividends received	162	273
Equity (earnings) losses, net	(77)	(250)
Periodic pension expense, net	32	93
Other, net	219	120
Changes in current assets and liabilities
Accounts and notes receivable	59	246
Contract assets	35	2
Inventories	35	(1)
Accounts payable and accrued liabilities	141	139
Interest payable	(55)	(19)
Other	109	(25)
Cash Provided By (Used For) Operating Activities	3,063	3,610
Investment Activities
Invested in capital projects, net of insurance recoveries	(751)	(1,276)
Acquisitions, net of cash acquired	(65)	(103)
Proceeds from sales of equity method investments	500	—
Proceeds from sales of businesses, net of cash divested	40	81
Proceeds from sale of fixed assets	8	18
Other	(1)	(20)
Cash Provided By (Used For) Investment Activities	(269)	(1,300)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(42)	(535)
Issuance of debt	583	534
Reduction of debt	(2,278)	(1,507)
Change in book overdrafts	35	(66)
Dividends paid	(806)	(796)
Debt tender premiums paid	(188)	(18)
Other	(4)	(1)
Cash Provided By (Used for) Financing Activities	(2,700)	(2,389)
Cash Included in Assets Held for Sale	(2)	—
Effect of Exchange Rate Changes on Cash	(8)	1
Change in Cash and Temporary Investments	84	(78)
Cash and Temporary Investments
Beginning of the period	511	589
End of the period	$595	$511

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Cash Provided By (Used For) Operating Activities	$789	$928	$3,063	$3,610
Adjustments:
Cash invested in capital projects, net of insurance recoveries	(94)	(363)	(751)	(1,276)
Free Cash Flow	$695	$565	$2,312	$2,334

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.